Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-239464, 333-238623, 333-234442, and 333-233568), Form S-3 (Nos. 333-232321, 333-229693, and 333-264148) and Form S-8 (Nos. 333-239725, 333-232363, 333-256978, 333-266103, 333-278266 and 333-280623) of Cardiff Oncology, Inc. (the “Company”) of our report dated February 27, 2025, relating to the financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

San Diego, California

February 27, 2025

BDO USA, P.C., a Virginia professional corporation, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.